Exhibit 10.20

SUPPLEMENTAL AGREEMENT

This agreement (the “Agreement”) is dated this 31st day of August 2018 by and between:

(1)	GOLAR POWER LIMITED (the “Company”)

(2)	GOLAR LNG LIMITED (“Golar”)

and

(3)	STONEPEAK INFRASTRUCTURE FUND II CAYMAN (G) LTD.
(“Stonepeak”)

(hereinafter collectively referred to as the “Parties” and, individually, as a “Party”) and shall supplement a certain investment and shareholders agreement between the Parties dated 5 July 2016 (the “Shareholder Agreement”).

WHEREAS:

(A)	Clause 4.5 of the Shareholder Agreement documents the commitment and obligation of the Parties to establish a management incentive system in the Company (the “MIS”).

(B)
The MIS was intended to be equity based by way of the Company issuing warrants to its designated Management Team (as defined in the Shareholder Agreement)), cf. Clause 4.5 of the Shareholder Agreement.

(C)	The Parties delegated the responsibility for the development of the detailed terms of the MIS to the Company’s board of directors (the “Board”).

(D)
It was furthermore intended that the cost of the MIS should be covered by the carried interest Golar was entitled to in any profit made by Stonepeak on its investment in the Company, cf. Clause 4.6 and 9.3 (c) of the Shareholder Agreement (the “Golar Carried Interest”).

(E)
The individuals in the Management Team as of the date hereof are formally employed in (and provide services for) various corporate entities other than the Company, some of which provide administrative services to the Company and its subsidiaries on the terms of written service agreements and in Golar Power Latam Ltd. (“Golar Latam”), a subsidiary of the Company.

(F)	The service providers referred to in Recital (E) are, as of the date hereof:

-	Magni Partners (Bermuda) Ltd. (“Magni”); and
-	Golar Management Ltd. (“GolarManUK”) and its subsidiary Golar Management Norway AS, the latter providing its services as a general subcontractor to the former.

(Magni and GolarManUK are hereinafter, collectively, referred to as the “Service Providers”).

(G)	The Board has recommended to the Parties that, in order to align the MIS with its intended financing source, it is redesigned as a cash bonus system.

(H)	The Parties have accepted the Board’s proposal.

NOW THEREFORE, it is hereby agreed as follows:

1.
The Parties agree that the MIS shall be established as a cash bonus system where the eligible recipients shall receive a cash bonus calculated on the basis of such recipients’ allocated participation percentage in the MIS.

Such payment shall be made to the Service Providers within the scope of the management agreement between the Company and each Service Provider with instructions (where the eligible recipient is an individual in its employment) to pay such amount on to the relevant individual recipient as a bonus payment.

Where the eligible recipient is seconded to the relevant Service Provider from a third party, the instructions shall be to pay such amount on to the seconder of such eligible recipient for his benefit.

Where the eligible recipient is employed in a subsidiary, payment shall be made directly to such individual provided, however, that the relevant employer shall be notified in advance of such payment.

For the avoidance of doubt, the Parties confirm that the cash bonus system set forth herein shall substitute (and render invalid) the warrant-based system referred to in Clause 4.5 of the Shareholders Agreement.

2.
The Parties further agree that the full Golar Carried Interest shall be paid by Stonepeak directly to the Company and that the Company shall use the funds so received, with no deductions (other than possible tax payable by the Company with direct reference to such payment(s)), to finance the MIS.

For the avoidance of doubt, Golar hereby confirms that Golar, subject to the same being paid by Stonepeak to the Company, shall have no claim whatsoever against Stonepeak for the Golar Carried Interest.

3.
To the extent any part of the total scope of the MIS has not been allocated to individuals in the Management Team at the time a payment thereunder is to be made by the Company, such amount shall be paid by the Company to Golar for the full benefit of Golar.

4.
The Parties agree that the principles set forth in Clause 9.3 (c) of the Shareholders Agreement shall apply as a basis for the calculation of the Golar Carried Interest always provided that Stonepeak shall be entitled to deduct any amount therefrom which is necessary to pay any taxes incurred in connection with Stonepeak’s realization of its interest in the Company and/or to pay any taxes (if necessary) imposed on any payments made hereunder.

5.	Payments shall be made by Stonepeak to the Company of the Golar Carried Interest:

(i)
in respect of dividends and other capital distributions from the Company pertaining to all of Stonepeak’s shares in the Company once the obligation to make a payment of the Golar Carried Interest; as per Clause 9.3 (c) of the Shareholders Agreement has occurred;

(ii)
in respect of a sale by Stonepeak of some of its shares in the Company (when such sale is not linked to a Liquidity Event (as defined below)), upon receipt of the proceeds from such sale and then in an amount calculated in relation to the shares actually sold by applying the principles set forth in Clause 9.3 (c) of the Shareholder Agreement (but subject to the provisions of Clause 6 below); and

(iii)
in respect of a Liquidity Event, upon its occurrence (and then calculated for all of Stonepeak’s shares in the Company by applying the principles set forth in Clause 9.3(c) of the Shareholder Agreement).

Such payment shall be made in cash or by the transfer of shares in the Company as set forth herein.

6.
The Parties agree that, in the event there is a realization by Stonepeak of less than a majority of its equity interest in the Company, the Golar Carried Interest relevant to such interest shall be calculated (the “Initial GCI”) and transferred by Stonepeak to a bank account in Stonepeak’s name which shall be blocked in favour of the Company.

The Initial GCI shall be released to the Company (for the purpose of setting the MIS) when Stonepeak has realized a further portion of its equity interests in the Company which, together with the interest first realized, constitutes a majority of its interest.

The Golar Carried Interest shall then be calculated on the total interest realized by Stonepeak whereafter the final Golar Carried Interest on the equity interest in the Company realized by Stonepeak shall be paid out by first releasing the Initial GCI to the Company and, thereafter, by Stonepeak, if further amounts are required, paying such amount in cash directly to the Company provided always that if the Golar Carried Interest is less than the Initial GCI, the excess of the Initial GCI over the Golar Carried Interest shall be released to Stonepeak.

7.
The Parties furthermore agree that Stonepeak shall pay the full Golar Carried Interest (less any amounts previously paid pursuant to Clause 5 and 6 above) to the Company upon the occurrence of a “Liquidity Event.”

“Liquidity Event” shall, for the purpose set forth above, mean a listing of the Company’s shares on a recognized stock exchange whether or not this is done in combination with an initial offering of new shares by the Company or a secondary offering of some of Stonepeak’s shares.

Payment in respect of the Golar Carried Interest upon a Liquidity Event shall, in such event, be made in shares in the Company valued at the price of these shares in the initial offering or secondary sale of the Company’s shares completed as a basis for the Liquidity Event.

8.	The Parties agree that it shall be up to the Board to define the individuals who shall participate in the MIS and their participation percentage.

The Board has, on the date hereof, identified 5 individual participants in the MIS. These participants’ relationship to the Company and the percentage by which they participate in the MIS are set out in Schedule 1 hereto.

It is furthermore agreed that Magni shall participate in the MIS on par with the designated individuals in the Management Team.

The Board has reserved 22.30% of the MIS for allocation to future members of the Management Team. To the extent this percentage is not allocated to any individual(s) at the time a payment under the MIS is made, the amount representing such percentage shall be paid to Golar, cf. Clause 3 above.

9.
It is recognized by the Parties that the payment of bonuses to individuals within the scope of the MIS who are not employed within the Golar Power Group must be made by the Company to the Service Provider in which the recipient is employed or, as the case may be, seconded from or through such Service Provider to its subcontractor (when the recipient is employed therein) and that this shall be done on the express condition that the amount paid shall, with no other deduction being made than for taxes directly triggered by such payment, be paid to or for the benefit of the relevant individual as a bonus payment under his/her employment contract with reference to the MIS and the Company.

The same deduction shall be made if a payment is made directly to an individual employed in a subsidiary of the Company with whom there is no management agreement in place. The amount so deducted shall be paid to such individual’s employer for the purpose of financing such tax on deduction.

The Company shall notify (and instruct) each Service Provider or employer subsidiary of the possible payments made to their employees under the MIS by way of a letter substantially in the form set out in Schedule 2 hereto.

10.
This Agreement and any dispute or claim arising out of or in connection with it (including non-contractual disputes or claims) is governed by and construed in accordance with the laws of England and Wales.

for and on behalf of	for and on behalf of
GOLAR POWER LIMITED	GOLAR LNG LIMITED

/s/ Eduardo Antonello	/s/ Iain Ross

for and on behalf of
STONEPEAK INFRASTRUCTURE FUND II
CAYMAN (G) LTD.

/s/ Trent Vichie

SCHEDULE 1

THE GOLAR POWER LIMITED MANAGEMENT AGREEMENT
INCENTIVE SCHEME

Allocation as of 31 August 2018

Recipient	Admin. Function	Participation share
Magni Partners (Bermuda) Ltd.	Consultants	22,25%
Eduardo Antonello	CEO	22,25%
Eduardo Maranhao	CFO	16,70%
Celso Silva	SVP	5,50%
Robert Carter	CCO	5,50%
Erik Stavseth	Commercial Manager	5,50%
77,70%

The remaining 22,30 % of the total is available for allocation to other individuals providing administrative services to Golar Power Limited by Golar Power Limited’s board.

If no such allocation has been done, the amount shall be paid to Golar.

SCHEDULE 2

[On Golar Power Limited's Letterhead]

[Name]

INCLUSION IN GOLAR POWER’S MANAGEMENT INCENTIVE SCHEME

We are pleased to inform you that you have been included in the Management Incentive Scheme of Golar Power Limited.

Your participation and efforts provided to Golar Power are greatly appreciated and as such inclusion in the Management Incentive Scheme is made as an incentive to continued dedication and the prosperity of Golar Power.

In the event of the Management Incentive Scheme crystalizing through a range of different transaction options, you will be receiving [.]% of the total amount (payable in the form of shares in Golar Power or cash) of Management Incentive Scheme available for distribution.

The amount will be subject to local and individual tax and duties.

Please note that inclusion in the Management Incentive Scheme is confidential of nature, and should not be divulged to other employees.

Yours Sincerely,
GOLAR POWER LIMITED

Eduardo Antonello, CEO